Exhibit 4.2

Name of Company:
X Financial
X Financial
Number:
	Number	Class A Ordinary Share(s)
Class A Ordinary Share(s):
Incorporated under the laws of the Cayman Islands

Issued to:	Share capital is US$100,000 divided into
(i) 902,400,000 Class A Ordinary Shares of a par value of US$0.0001 each and
(ii) 97,600,000 Class B Ordinary Shares of a par value of US$0.0001 each
Dated

Transferred from:	THIS IS TO CERTIFY THAT is the registered holder of Class A Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the day of 2018 by:

DIRECTOR